Exhibit 10.1

AUSFERTIGUNG

NOTAR

DR. ROBERT THOMA

42103 WUPPERTAL-ELBERFELD ERHOLUNGSTRASSE 14

TELEFON (0202) 44 62 62

TELEFAX (0202) 44 22 66

E-MAIL: notariat@notar-thoma.de

Nachstehende Ausfertigung stimmt mit der mir vorliegenden

Urschrift wörtlich überein und wird erteilt:

Lionbridge Deutschland GmbH

Wuppertal, den

21. September 2012

Dr. Robert Thoma

Notar

UR. Nr. 1637 für 2012

KAUFVERTRAG

Verhandelt

zu Wuppertal-Elberfeld, am 20. September 2012.

Vor dem unterzeichnenden

Dr. Robert Thoma

Notar in Wuppertal-Elberfeld,

erschienen:

1.	a) Herr Frank Schramek, geb. am 22.10.1955,

b) Herr Tom Spel, geb. am 5.4.1956,

beide geschäftsansässig Oberdörnen 90+92 in 42283 Wuppertal,

hier handelnd als gesamtvertretungsberechtigte Geschäftsführer der im Handelsregister des Amtsgerichts Wuppertal unter HRB 10313 eingetragenen

“Lionbridge Deutschland GmbH” mit dem Sitz in Wuppertal,

Steuer-ID Nr.:                 ,

- nachstehend der “Verkäufer” genannt -,

2.	a) Herr Andreas Hennenberg, geb. am 15.2.1970,

b) Herr Richard Hennenberg, geb. am 19.2.1947,

beide geschiiftsansassig Lohbachstr. 36 in 42553 Velbert,

Steuer-ID Nr.:                 ,

- nachstehend “die Käufer” genannt -.

Der Erschienene zu 1. a) wies sich aus durch Vorlage seines deutschen Reisepasses.

Der Erschienene zu 1. b) wies sich aus durch Vorlage seines niederlandischen Reisepasses.

Die Erschienenen zu 2. sind dem Notar von Person bekannt.

Die Erschienenen, handelnd wie angegeben, erklärten:

Wir schließen folgenden

KAUFVERTRAG

I.

Grundbuch/Sachstand

1.	Das Grundbuch des Amtsgerichtes Wuppertal von Barmen Blatt 10672 und 876A wurde am 13.8.2012 eingesehen. Dort ist im Bestandsverzeichnis folgender Grundbesitz zu- gunsten des Verkäuters eingetragen:

a)	Blatt 10672 verzeichneten Grundbesitz

Gemarkung Barmen

lfd. Nr. 6, Flur 294 Flurstück10,	Gebäude- und Freifläche, Oberdörnen 90	groß 1322	qm

lfd. Nr. 10, Flur 295 Flurstück 16,	Gebäude- und Freifläche, Oberdörnen 90	groß 883	qm

lfd. Nr. 11, Flur 295 Flurstück 18,	Gebäude- und Freifläche, Oberdörnen 90	groß 1	qm

lfd. Nr. 14, Flur 294 Flurstück 57,	Gebäude- und Freifläche, Oberdörnen 90	groß 360	qm

b)	Blatt 876A verzeichneten Grundbesitz

Gemarkung Barmen

lfd. Nr. 1, Flur 295 Flurstück 116,	Gebäude- und Freifläche, Oberdörnen 90	groß 5	qm

lfd. Nr. 2, Flur 295 Flurstück 117,	Gebäude- und Freifläche, Oberdörnen 90	groß 776	qm

zu a) und b) nachstehend auch “Grundbesitz” oder “Kaufgegenstand” genannt.

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2.	Der Grundbesitz ist im Grundbuch wie folgt belastet:

Blatt 10672

Abt. II lfd. Nr. 4-	Enteignungs-, Wäschebeseitigungs- und Mühlengraben-

mauerbelastungsrecht- für die Stadt Wuppertal

lfd. Nr. 13-	beschränkte persönliche Dienstbarkeit-Transformatoren-

stationsrecht- für die Wuppertaler Stadtwerke AG

Blatt 876 A

Abt. II lfd. Nr. 1-	Mühlengrabenmauerbelastungsrecht für die Stadt Wuppertal

lfd. Nr. 2-	Grunddienstbarkeit -Mitbenutzung der Einfahrt zum Gehen und

Fahren-

Blatt 10672 und 876A

Abt. III lfd. Nr.42 bzw. 1-	€ 5.624.210,69 Briefgrundschuld für die Dresdner Bank AG

in Düsseldorf.

Die Dienstbarkeiten Abt. II Nr. 13 und 2 werden von den Käufern übernommen.

Die eingetragene Grundschuld wird von den Käufern nicht übernommen und soll im Grundbuch gelöscht werden. Löschungsbewilligung und Grundschuldbrief liegen dem Notar bereits auflagefrei vor.

Die Belastungen Abt. II Nr. 4 und 1 sollen nach Möglichkeit ebenfalls im Grundbuch gellöscht werden; sofern eine Löschung nicht möglich ist, werden sie von den Käufern übernommen. Der Verkäufer wird alle vernünftigen Anstrengungen unternehmen, die Käufer bei der Löschung zu unterstützen.

3.	lm Grundbuch als Eigentümer eingetragen ist die Mendez Deutschland GmbH, die nunmehr als Lionbridge Deutschland GmbH firmiert und im Handelsregister des Amtsgerichts Wuppertal unter HRB 10313 registriert ist. Entsprechende

Grundbuchberichtigung wird beantragt. Der Notar wird mit der Durchführung beauttragt.

II.

Verkauf

Der Verkäufer verkauft den in Abschn. I bezeichneten Grundbesitz mit allen Rechten und Pflichten, den wesentlichen Bestandteilen und dem gesetzlichen Zubehör an die dies annehmenden Käufer zum Miteigentum zu je 1/2 Anteil.

III.

Kaufpreis

1.	Der Kaufpreis beträgt

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€ 550.000,00

- in Worten: Euro fünfhundertfünfzigtausend -.

2.	Der vorstehend genannte Kaufpreis ist fällig und zahlbar direkt an den Verkäufer, wenn folgende Voraussetzungen eingetreten sind:

a)	die Eintragung der nachbewilligten Auflassungsvormerkung im Grundbuch gewährleistet ist,

b)	dem Notar alle erforderlichen behördlichen Genehmigungenauch etwaige Bescheinigungen bezüglich der Nichtausübung von gemeindlichen Vorkaufsrechtenvorliegen,

und außerdem

c)	eine Woche vergangen ist seit dem Zugang einer schriftlichen Bestätigung (Einschreiben mit Rückschein) des Notars bei den Käufern darüber, dass die vorstehenden Fälligkeitsbedingungen der Ziffern a) und b) eingetreten sind. Dem Verkäufer wird der Notar zeitgleich eine Kopie des vorgenannten Schreibens mit einfachem Brief übersenden.

Der Kaufpreis wird frühestens am 30.12.2012 fällig.

3.	Der Kaufpreis ist zahlbar an den Verkäufer.

4.	Zahlungen an den Verkäufer sind zu leisten auf dessen Konto Nr. 221310200 bei der Commerzbank Wuppertal (BLZ 300 800 00), lautend auf den Verkäufer.

Rechtzeitige Zahlung liegt nur vor bei vollständigem Eingang des Kaufpreises auf dem vorgenannten Konto des Verkäufers.

5.	Zahlen die Käufer bei Fälligkeit den Kaufpreis nicht, kommen sie in Verzug, ohne dass es einer gesonderten Mahnung bedarf. Sie haben dann Verzugszinsen in Höhe von 5%- Punkte p.a. über dem jeweiligen Basiszinssatz zu zahlen. Dieser beträgt z.Zt. 0,12%.

6.	Die Käufer haften als Gesamtschuldner. Die Käufer unterwerfen sich, ein jeder für sich, gesamtschuldnerisch wegen der Verpflichtung zur Zahlung des Kaufpreises und wegen der eventuell anfallenden Verzugszinsen aus Gründen der erforderlichen Bestimmtheit für die Zeit seit dem 30.12.2012 dem Verkäufer gegenüber der sofortigen Zwangsvollstreckung aus dieser Urkunde in ihr jeweiliges gesamtes Vermögen. Dem Verkäufer kann jederzeit eine vollstreckbare Ausfertigung dieser Urkunde erteilt werden, ohne dass es eines besonderen Nachweises bedarf. Mit dem Nachweisverzicht ist keine Beweis- lastumkehr für das Verfahren der Vollstreckungsgegenklage verbunden.

7.	lm Faile der Nichtzahlung oder der nicht rechtzeitigen Zahlung verbleiben dem Verkäufer die gesetzlichen Rücktrittsrechte. Teilzahlungen gelten nicht als Teilerfüllung.

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8.	Die Käufer beabsichtigen, den Kaufpreis durch Aufnahme von Darlehen zu finanzieren. Der Verkäufer verpflichtet sich, bei der Bestellung vollstreckbarer (§ 800 ZPO) Grund- schulden an dem Vertragsgegenstand zugunsten deutscher Kreditinstitute in beliebiger Höhe nebst allen banküblichen Zinsen und Nebenleistungen als derzeitiger Eigentümer mitzuwirken. Diese Mitwirkungspflicht besteht nur, wenn in der Grundschuldbestellungs- urkunde folgende von den Beteiligten bereits jetzt getroffene Bestimmungen wiedergegeben werden:

a)	Sicherungsabrede: Der Grundschuldgläubiger dart die Grundschuld nur insoweit als Sicherheit verwerten oder behalten, als er tatsächlich Zahlungen mit Tilgungswirkung auf die Kaufpreisschuld der Käufer geleistet hat. Alle weiteren

Zweckerklärungen, Sicherungs- und Verwertungsvereinbarungen innerhalb oder au-

ßerhalb dieser Urkunde gelten erst, wenn der Kaulpreis vollständig bezahlt ist, in jedern Fall ab Eigentumsumschreibung. Ab dann gelten sie für und gegen die Käufer als neuen Sicherungsgeber.

b)	Zahlungsanweisung: Bis zur vollständigen Tilgung des Kaufpreises sind Zahlungen,

soweit zur Lastenfreistellung ertorderlich, direkt an die Grundschuldgläubiger, im Übrigen ausschließiich an den Verkäufer zu leisten.

c)	Persönliche Zahlungspflichten, Kosten: Der Verkäufer übernimmt im Zusammenhang mit der Grundschuldbestellung weder eine persönliche Haftung noch trägt er damit verbundene Kosten.

d)	Fortbestand der Grundschuld: Die bestellte Grundschuld darf auch nach Eigen- tumsumschreibung auf die Käufer bestehen bleiben. Alle Eigentümerrechte und Rückgewähransprüche, die mit ihr zu tun haben, werden hiermit mit Wirkung ab vollständiger Bezahlung des Kaufpreises, in jedern Fall ab Eigentumsumschreibung auf die Käufer übertragen. Entsprechende Grundbucheintragung wird bewilligt.

Der Verkäufer erteilt den Käufern unter Befreiung von den Beschränkungen des§ 181

BGB Vollmacht, ihn bei allen vorstehenden Rechtshandlungen zu vertreten, sowie die dingliche Zwangsvollstreckungsunterwerfung auch gegen den jeweiligen Eigentümer des belasteten Grundbesitzes zu erklären. Diese Vollmacht gilt nur dann, wenn die Grundschuldbestellungsurkunde bei dem amtierenden Notar, seinem Vertreter im Arnt oder Amtsnachfolger beurkundet wird und in der Bestellungsurkunde die vorstehend in Abschn. a), b), c) und d) getroffenen Bestimmungen wiedergegeben werden. Die Vollmacht kann ausgeübt werden, bevor etwaige erforderliche behördliche Genehmigungen erteilt sind.

IV.

Weitere Vereinbarunqen

1.	Der Kaufgegenstand wird wie er am heutigen Tage steht und liegt verkauft. Der Verkäufer ist verpflichtet, den Kaufgegenstand bis einschließlich zum Stichtag ordnungsgemäß zu verwalten bzw. verwalten zu lassen und instand zu halten. Handlungen, die sich auf den Wert des Kaufgegenstandes negativ auswirken können, bedürfen der Zustimmung der Käufer. Der Haftungsausschluss gem. § 9 Abs. 1 bleibt unberührt. Es besteht insbesondere keine Pflicht des Verkäufers werterhöhende Maßnahmen, Verbesserungen, lnstandsetzungen oder lnvestitionen an dem Gebäude vorzunehmen. Der Käufer ist berechtigt, von diesem Vertrag zurückzutreten, wenn der Zustand des Kaufgegenstandes zwischen dem Tag der Beurkundung dieses Vertrages und dem Stichtag von einer erheblichen nachteiligen Veränderung betroffen ist. Das Vorliegen einer erheblichen nachteiligen Veränderung ist anzunehmen, wenn sich der Zustand zumindest eines Teilkaufgegenstandes derart verschlechtert hat, dass die Fortsetzung des derzeitigen Gebrauchs durch einen oder mehrere der Mieter in tatsächlicher Weise ganz für nicht nur unwesentliche Teile ausgeschlossen wird.

Sämtliche Ansprüche und Rechte der Käufer wegen eines Sachmangels des Grundstückes und des Gebäudes sind ausgeschlossen. Das gilt auch für einen bestimmten Flächeninhalt des Grundstücks und der Räume, für offene und verborgene Sachmängel. Davon ausgenommen sind Ansprüche auf Schadensersatz aus der Verletzung des Lebens, des Körpers oder der Gesundheit, wenn der Verkäufer die Pflichtverletzung zu vertreten hat, und sonstige Schäden, die auf einer vorsätzlichen oder grob fahrlässigen Pflichtverletzung des Verkäufers beruhen.

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Der Verkäufer versichert, dass der Kaufgegenstand für seine derzeitige Nutzung baurechtlich genehmigt ist.

Der Verkäufer verpflichtet sich, nach Abschluss des Kaufvertrages dem Käufer die ihm vorliegenden Bauakten auszuhändigen.

Dem Verkäufer ist nichts bekannt von nicht erfüllten baurechtlichen Pflichten, von schädlichen Bodenverunreinigungen oder von anderen wesentlichen Mängeln, die bei einer Besichtigung nicht ohne weiteres erkennbar sind. Der Verkäufer erklärt, keinen Energieausweis für den Vertragsgegenstand zu besitzen. Die Käufer erklären, auch keinen verlangt zu haben; sie verzichten auf ihr gesetzliches Vorlagerecht.

2.	Die Lasten und Beschränkungen in Abteilung II des Grundbuches nebst den zugrundeliegenden Verpflichtungen werden von den Käufern übernommen. lm Grundbuch nicht eingetragene Dienstbarkeiten sowie nachbarrechtliche Beschränkungen und etwaige Baulasten werden ebenfails von den Käufern übernommen; solche sind dem Verkäufer jedoch nicht bekannt.

Ausgeschlossen sind alle Ansprüche und Rechte der Käufer wegen nichteingetragener Dienstbarkeiten und Baulasten. Der Verkäufer versichert, dass er keine Erklärung zur Bestellung einer Baulast nach der Landesbauordnung NRW abgegeben hat. Der Notar hat die Beteiligten auf die Möglichkeit einer vorherigen Einsichtnahme in das Baulastenverzeichnis bei der Gerneinde bzw. Bauaufsichtsbehörde hingewiesen.

Der Verkäufer ist verpflichtet, den verkauften Grundbesitz frei von nicht übernommenen privatrechtlichen Belastungen und Beschränkungen sowie von nicht übernommenen Zinsen, Steuern und Abgaben zu übertragen.

Das gilt nicht für die Freiheit des Kaufgegenstandes von gesetzlichen Vorkaufs- und Er- werbsrechten und evtl. Veränderungsbeschränkungen.

3.	Der Besitz und die Nutzungen, die Gefahr und die Lasten einschließlich aller Verpflichtungen aus den den Kaufgegenstand betreffenden Versicherungen sowie die allgemeinen Verkehrssicherungspflichten gehen auf die Käufer über mit dem 1.1.2013, nicht jedoch vor Zahlung des Kaufpreises.

4.	Miet- und Pachtverhältnisse bestehen nicht.

Der Kaufgegenstand wird derzeit vom Verkäufer genutzt. Der Verkäufer als Mieter und die Käufer als Vermieter schließen hiermit mit Wirkung zur Besitzubergabe, also frühestens ab dem 01.01.2013, spätestens jedoch mit Zahlung des Kaufpreises den als Anlage 1 beigefügten Mietvertrag ab. lnsoweit geht nur der mittelbare Besitz auf die Käufer über. Der Notar wird angewiesen, für beide Parteien jeweils eine auszugsweise Ausfertigung nur des Urkundseingangs und der Anlage 1 auszufertigen.

5.	Der Notar wies darauf hin, dass bestehende Sachversicherungen, insbesondere auch eine etwaige Brandversicherung, für das Gebäude kraft Gesetzes mit Übergabe mit allen Rechten und Pflichten auf die Käufer übergehen. Diese haben ein außerordentliches Kündigungsrecht innerhalb eines Monats erst nach der grundbuchamtlichen Eintragung der Eigentumsänderung (§§ 95, 96 VVG). Die Käufer verpflichten sich, Versicherungsbeiträge mit Übergabe wirtschaftlich zu tragen. Die Käufer trifft die Pflicht zur Anzeige an den Versicherer.

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Der Verkäufer ist verpflichtet, die Versicherungen bis zum Besitzübergang aufrecht zu erhalten und die Versicherungsprämien fristgerecht zu zahlen. Der Verkäufer wird den Versicherungen den Verkauf des Kaufgegenstandes unverzüglich schriftlich anzeigen.

Der Verkäufer ist berechtigt und verpflichtet, die Versicherungen mit Besitzübergang zu beendigen. Die Versicherung des Kaufgegenstandes ab dem Tag des Besitzübergangs obliegt den Käufern.

6.	Der Verkäufer garantiert, dass eine Wohnungsbindung nach dem Wohnungsbindungsgesetz oder II. Wohnungsbaugesetz in Verbindung mit Darlehensverträgen nicht besteht.

7.	Erschließungsbeiträge, Straßenbaubeiträge, Kanalbau- und Wasserversorgungsbeiträge sowie die mit Anschluss an die öffentliche Entwässerungs- bzw. Wasserversorgungsanlage verbundenen Erstattungsansprüche trägt für die am heutigen Tage im Erschließungsgebiet ganz oder tellweise tatsächlich vorhandenen Erschließungsanlagen der Verkäufer; alle künftigen tragen die Käufer. Das gilt unabhängig vorn Zeitpunkt der Entstehung der Beitragspflicht und der Zustellung des Beitragsbescheides oder Abschluss eines Ablösungsvertrages rnit der zuständigen Gemeinde. Vom Verkäufer bereits geleistete Vorauszahlungen werden an die Käufer abgetreten und sind dem Verkäufer nicht zu erstatten.

Der Notar hat darauf hingewiesen, dass unabhängig von dieser Vereinbarung der Gemeinde gegenüber jedenfalls nach dem Baugesetzbuch derjenige beitragspflichtig ist, der im Zeitpunkt der Zustellung des Beitragsbescheides Eigentümer des Grundstücks ist, und dass die Beitragsschuld als öffentliche Last auf dem Grundstück ruht.

8.	Sämtliche mit dieser Urkunde und ihrer Durchführung verbundenen Kosten einschließlich der Kosten und Gebühren der erforderlichen privaten und behördlichen Genehmigungen und Erklärungen nebst Grunderwerbsteuer tragen die Käufer.

Sämtliche Freistellungskosten der nicht übernommenen Grundschuld trägt der Verkäufer.

9.	Den Vertragsparteien ist bekannt, dass die Vermittlung bzw. der Nachweis des Kaufobjektes in der Form eines Gemeinschaftsgeschäftes der Firma Alfred Vollmer lmmobilien KG und Firma Möbius lmmobilien GmbH & Co. erfolgte.

Der Verkäufer hat sich verpflichtet zur Zahlung einer einmaligen Nachweisgebuhr in Höhe von 3,57% des Kaufpreises incl. gesetzlicher Mehrwertsteuer an die Firma Möbius lmmobilien GmbH & Co. Die Nachweisgebühr ist fällig und zahlbar nach Abschluss dieses Vertrages.

Die Käufer haben sich zur Zahlung einer einmaligen Vermittlungsgebühr in Höhe von 3,57% des Kaufpreises incl. gesetzlicher Mehrwertsteuer an die Firma Alfred Vollmer lmmobilien KG verpflichtet. Die Vermittlungsgebühr ist fällig und zahlbar nach Abschluss dieses Vertrages.

Auf die Bedeutung dieser Klausel hat der Notar hingewiesen, insbesondere auch darauf, dass hierdurch kein Vertrag zugunsten Dritter begründet wird.

Diese Vereinbarung wurde im Einverständnis mit den Beteiligten in diesem Vertrag aufgenommen.

Die Firmen Alfred Vollmer lmmobilien KG, Wuppertal, City-Center, und Mobius lmmobilien GmbH & Co., Wuppertal, Schloßbleiche 34-40, erhalten je eine Abschrift dieses Vertrages.

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8.	Für den Fall, dass dieser Kaufvertrag rückabgewickelt wird oder nicht durchgeführt wird, treffen die Parteien die sich aus der Anlage 2 zu dieser Urkunde “Regelungen zur Rückabwicklung” ergebenden Vereinbarungen.

V.

Grundbucherklärungen

1.	Die Beteiligten sind sich über den Eigentumsübergang in dem in Abschn. II dieser Urkunde angegebenen Erwerbsverhältnis einig. Diese Erklärung der Auflassung enthält jedoch ausdrücklich weder die Eintragungsbewilligung noch den Eintragungsantrag. Zu deren Erklärung wird der Notar durch die Beteiligten unwiderruflich, über den Tod hinaus und unter Befreiung von den Beschränkungen des § 181 BGB bevollmächtigt.

2.	Der Notar wird angewiesen, die Eigentumsumschreibung gemäß dieser Vollmacht erst zu bewilligen und zu beantragen, wenn ihm der Verkäufer unverzüglich nach Erhalt des Kaufpreises schriftlich bestätigt oder hilfsweise die Käufer durch Bankbestätigung nachgewiesen haben, dass der Kaufpreis vollständig -jedoch ohne etwaige Verzugszinsenbezahlt ist.

3.	Die Beteiligten bewilligen und beantragen die Löschung sämtlicher im Grundbuch sowie an allen etwaigen Mithaftstellen eingetragener Belastungen gemäß Bewilligungen der Berechtigten.

4.	Die Beteiligten bewilligen und beantragen zur Sicherung des Anspruchs auf Eigentums- übertragung die Eintragung einer Vormerkung zugunsten der Käufer zu je 1/2 Anteil.

Sie bewilligen und beantragen schon jetzt deren Löschung gleichzeitig mit der Eigentumsumschreibung unter dem Vorbehalt, dass zu diesem Zeitpunkt in Abteilung II und III des Grundbuches keine ohne Zustimmung der Käufer in grundbuchmäßiger Form erfolgten Zwischeneintragungen bestehen.

5.	Der Notar ist berechtigt, Anträge aus dieser Urkunde getrennt und eingeschränkt zu stellen und sie in gleicher Weise zurückzunehmen.

6.	Die Beteiligten bevollmächtigen hiermit

a) Herrn Rolf Dahlmann, Bürovorsteher,

b) Frau Jutta Münnich, Notarfachangestellte,

c) Frau Gisela Holthaus, Notarfachangestellte,

alle zu 42103 Wuppertal, Erholungstr. 14, und zwar einen jeden allein zu handeln berechtigt und von den Beschränkungen des § 181 BGB befreit, sämtliche Erklärungen, Bewilligungen und Anträge aus dieser Urkunde gegenüber dem Grundbuchamt zu wiederholen, zu ergänzen und zu ändern, falls anders die hier getroffenen Vereinbarungen nicht in die Grundbücher eingetragen werden können.

Die Auflagen dieser Vollmächt sind dem Grundbuchamt gegenüber nicht nachzuweisen. Die Bevollmächtigten arbeiten unter Anleitung des Notars, haften jedoch nicht persönlich. Eine etwaige Haftung trifft ausschließlich den Notar.

VI.

Genehmigungen, Vorkaufsrechte. Hinweise

1.	Die Beteiligten wurden auf die erforderlichen gerichtlichen und behördlichen Genehmigungen hingewiesen und darauf, dass dem jeweiligen Träger der Landschaftsplanung nach § 36 a LG NRW ein Vorkaufsrecht zustehen kann, wenn für Grundstücke im Außenbereich oder Grünflächen Festsetzungen durch einen Landschaftsplan getroffen worden sind.

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Eine Genehmigung nach dem Baugesetzbuch ist nicht erforderlich. Das Objekt steht nicht unter Denkmalschutz.

2.	Der Notar wird beauftragt, diesen Vertrag der Gemeinde zur Erklärung über die Ausübung der Vorkaufs- und Erwerbsrechte nach dem Baugesetzbuch und dem jeweiligen Träger der Landschaftsplanung wegen des Landschaftsgesetzes des Landes Nordrhein- Westfalen mitzuteilen und Verzichtserklärungen für alle Beteiligten entgegenzunehmen.

Wird ein Vorkaufs- oder Erwerbsrecht ausgeübt oder eine behördliche Genehmigung versagt oder unter eine Auflage oder Bedingung erteilt, so ist der Bescheid den Beteiligten selber zuzusteilen, eine Abschrift wird an den Notar erbeten. Im Übrigen bleiben alle erforderlichen Genehmigungen und Erklärungen, mit deren Beschaffung der Notar beauftragt wird, vorbehalten und sollen mit ihrem Eingang beim Notar allen Beteiligten gegenüber wirksam werden.

Bei Versagung einer zum Vertrag erforderlichen Genehmigung oder Erteilung unter einer Auflage, ist der dadurch belastete Beteiligte berechtigt, innerhalb einer Frist von vier Wochen nach erster behördlicher Stellungnahme von diesem Vertrag zurückzutreten.

3.	Die Beteiligten wurden auf folgendes hingewiesen:

a)	Verkäufer und Käufer haften gesamtschuldnerisch für die den Grundbesitz betreffenden Steuern, die Grunderwerbsteuer und die Kosten.

b)	Vor der Eigentumsumschreibung müssen alle erforderlichen Genehmigungen sowie die Unbedenklichkeitsbescheinigung des Finanzamtes wegen der Grunderwerbsteuer und die Verzichtserklärung bezüglich der gemeindlichen Vorkaufs- und Erwerbsrechte vorliegen.

c)	lm Falle des Rücktritts ist zur Löschung der Auflassungsvormerkung eine Bewilligung der Käufer erforderlich; die Eintragung der Auflassungsvormerkung soll jedoch nicht von der vorherigen Hinterlegung des Kaufpreises abhängig gemacht werden.

d)	Alle Vertragsvereinbarungen sind beurkundungspflichtig; Nebenabreden außerhalb dieser Urkunde können zur Nichtigkeit des gesamten Rechtsgeschäftes führen.

4.	gestrichen

5.	Der Notar hat den Grundbuchinhalt feststellen lassen durch Grundbucheinsicht vom 13.8.2012 und mit den Vertragsparteien erörtert.

6.	Sollte eine Bestimmung dieses Vertrages unwirksam sein oder unwirksam werden, so wird dadurch nicht der Vertrag im Gesamten unwirksam. Vielmehr sind die Beteiligten verpflichtet, anstelle der unwirksamen Bestimmung eine Vereinbarung zu treffen, die dem gewollten rechtlichen Ergebnis und dem erstrebten wirtschaftlichen Erfolg am nächsten kommt.

Diese Niederschrift einschließ1ich der Anlagen 1 und 2 wurde den Erschienenen in Gegenwart des Notars vorgelesen, von ihnen genehmigt und von ihnen und dem Notar, wie folgt, eigenhändig unterschrieben:

/s/ Frank Schramek /s/ Tom Spel	/s/ Andreas Hennenberg /s/ Richard Henneberg	/s/ Dr. Robert Thoma, Notar

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1.	Anlage 2 [...] zu § XX

Regelung zu Rückabwicklung

1.1	Die Käufer bewilligen hierrnit unwiderruflich die Löschung der zu seinen Gunsten eingetragenen Auflassungsvorrnerkungen im Grundbuch von Barmen (Amtsgericht Wuppertal) Blatt 10672 und Blatt 876A.

1.2	Der Notar darf von der in Ziffer 1 beschriebenen Löschungsbewilligung erst Gebrauch machen und den Löschungsantrag im Namen der Parteien nur stellen und auszugsweise Ausfertigungen oder beglaubigte Abschriften dieser Niederschrift, die die in Ziffer 1 beschriebene Löschungsbewilligung enthalten, ohne weitere Zustimmung nur erteilen, wenn be ide Parteien ihn hierzu auffordem oder eine Partei ihm mitgeteilt hat, dass sie von einem der ihr im Vertrag zustehenden Rücktrittsrechte Gebrauch gemacht hat.

1.3	Teilt der Verkäufer dem Notar mit, dass er von einem Rücktrittsrecht Gebrauch gemacht hat, so hat der Notar den Käufem die beabsichtigte Löschung durch eingeschriebenen Brief unter deren zuletzt angegebener Adresse anzukündigen; der Ankündigung ist eine Kopie der Mitteilung des Verkäufers über den Rücktritt beizufügen. Der Notar ist angewiesen und befugt, von der Löschungsbewilligung Gebrauch zu rnachen und den Löschungsantrag zu stellen, wenn nicht die Käufer binnen dreier (3) Monate nach Absendung dieses Schreibens die Einreichung einer Klage - einschließlich der Zahlung der Gerichtskosten - gegen die Wirksamkeit der Rücktrittserklärung des Verkäufers gegenüber dem Notar nachweisen.

1.4	Für den Fall, dass bei Vorliegen der vorstehenden Voraussetzungen die Eigentumsvor- merkung(en) zwar beantragt, jedoch nicht im Grundbuch eingetragen ist bzw. sind, ist der Notar angewiesen, anstelle des Antrags auf Löschung den gestellten Antrag auf Einträgung einer Eigentumsvormerkung zurückzunehmen.

1.5	Im Falle des Rücktritts durch die Käufer ist der Notar angewiesen und ermächtigt, die Vormerkungen unverzüglich zur Löschung zu bringen und von der hier erteiltcn Löschungsbewilligung Gebrauch zu machen sowie diese beim Grundbuchamt einzureichen und die Löschung der Vormerkungen zu beantragen, wenn die Käufer ihm bestätigt haben, dass ein etwa bereits gezahlter Kaufpreis an sie zurückerstattet wurde. Ziffcr 4 gilt entsprechend.

1.6	Die in vorstehenden Ziffem 2 bis 5 enthaltenen Voraussetzungen für die Ausnutzung und Einreichung der Löschungsbewilligung sind vom Grundbuchamt nicht zu prüfen.

1.7	Solange die vorstehenden Voraussetzungen nicht eingetreten sind, hat der Notar in Ausfertigungen oder beglaubigte Abschriften die in Ziffer 1 enthaltecne Löschungsbewilligung zu streichen.

/s/ Frank Schramek /s/ Tom Spel	/s/ Andreas Hennenberg /s/ Richard Henneberg	/s/ Dr. Robert Thoma, Notar

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/s/ Frank Schramek	/s/ Andreas Hennenberg	/s/ Dr. Robert Thoma, Notar
/s/ Tom Spel	/s/ Richard Henneberg

Mietvertrag über ein Gewerbeobjekt

Zwischen

Herrn Andreas Hennenberg und Herrn Herrn Richard Hennenberg, als Miteigentümer zu je 1/2 Anteil, beide geschäftsansässig Lohbachstr. 36, 42553 Velbert-Neviges im Folgenden “Vermieter” genannt

und

der Firma Lionbridge Deutschland GmbH, geschäftsansässig Oberdomen 90+92,

in 42283 Wuppertal-Barmen

vertreten durch die Geschäftsführer

Herrn Frank Schramek und Herrn Tom Spel

im Folgenden “Mieter” genannt

wird folgender Mietvertrag geschlossen:

l. Mietvertrag

1.	Es wird auf dem Grundstück in 42283 Wuppertal-Barmen, Oberdörnen 90+92 das gesamte Objekt (“Mietgegenstand”) vermietet. Die Miet- und Nutzfläche beträgt: ca. 4.000 m2.

2.	Der Mieter ist bereits im Besitz sämtlicher Objektschlüssel, da er bisher Eigentümer des Objektes war.

2. Mietzweck

1.	Die Vermietung erfolgt zur Nutzung als Büro- und Verwaltungsgebäude. Der Mieter hat vor Abschluss des Mietvertrages die erforderlichen Erkundigungen bei den zuständigen Behörden eingeholt, ob die gewünschte Nutzung in den Mieträumen rechtlich möglich ist.

2.	Der Mieter verpflichtet sich, die Räume nur zu dem in Ziff. 1 genannten Zweck zu nutzen.

3.	Jede Änderung der Art des Betriebes, bedarf der schriftlichen Genehmigung des Verrnieters.

4.	Der Mieter mietet die Räume im bisher genutzten Zustand an.

3. Genehmigung und Nutzungsänderung

1.	Der Vermieter übernimmt keine Haftung dafür, dass die etwa notwendigen behördlichen Genehmigungen für den vorgesehenen Betrieb erteilt werden, bzw. erteilte Genehmigungen fortbestehen, sofern die Genehmigungen nicht aus Gründen versagt oder aufgehoben werden, die ausschließlich auf der Beschaffenheit oder Lage des Mietobjektes beruhen. Schadenersatzansprüche des Mieters nach § 536a BGB sind in jedern Fall ausgeschlossen. Die Haftung des Vermieters für Vorsatz und grobe Fahrlässigkeit bleibt unberührt.

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2.	Der Mieter hat im Übrigen auf seine Kosten die gesetzlichen Voraussetzungen für den Betrieb seines Gewerbes zu beschaffen.

4. Mietzeit, Kündigung

1.	Das Mietverhältnis beginnt am 01. Januar 2013. Es wird auf die Dauer von einem Jahr, d.h. bis zum 31. Dezernber 2013 fest abgeschlossen. Eine ordentliche Kündigung ist während der Festmietzeit ausgeschlossen. Sollte der Besitzübergang gemäß Kaufvertrag später erfolgen als am 01. Januar 2013 verschiebt sich der Mietbeginn entsprechend Die Parteien verpflichten sich beiderseits, den verschobenen Mietbeginn in einem Nachtrag zu diesem Mietvertrag festzuhalten.

2.	Der Mietvertrag verlängert sich jeweils urn ein weiteres Jahr wenn er nicht 6 Monate vor Ablauf, d. h. bei Mietbeginn zum 01. Januar 2013 jeweils bis zum 30.06., gekündigt wird.

3.	Jede Partei ist berechtigt, das Mietvcrhältnis fristlos zu kündigen, wenn der andere Teil schuldhaft gegen die aus dem Vertrag sich ergebenden Pflichten dergestalt verstößlt, dass dem vertragstreuen Teil die Fortsetzung des Mietverhältnisses nicht zugemutet werden kann.

4.	Der Vermieter ist insbesondere zur fristlosen Kündigung berechtigt, wenn

a.	über das Vermögen des Mieters das Insolvenzverfahren beantragt wird, und der Antrag nicht innerhalb von 14 Tagen zurückgenommen oder verworfen wird; es sei denn, dass der Antrag mangels Masse abgelehnt wird;

b.	der Insolvenzantrag mangels Masse abgelehnt wird;

c.	der Mieter mit der Zahlung zweier Nettomonatsmieten länger als zwei Monate im Rückstand ist;

d.	der Mieter oder derjenige, dem der Mieter den Gebrauch der Mieträume überlassen hat, ungeachtet einer Abmahnung des Vermieters einen vertragswidrigen Gebrauch der Sache, der die Rechte des Vermieters in erheblichem Maße verletzt oder die Fortführung des Gewerbebetriebs gefährdet, noch 14 Tage nach Erhalt der Abmahnung fortsetzt.

5.	Bei Beendigung des Mietverhältnisses, gleich aus welchen Gründen, hat der Mieter die Räume sauber und im besenreinen Zustand zurückzugeben. Soweit der Mieter bauliche Veränderungen nach dem 1. Januar 2013 vorgenommen hat, ist er nach Maßgabe des § 18 zur Wiederherstellung des alten Zustandes verpflichtet. Im Übrigen schuldet der Mieter weder eine Endrenovierung noch Rückbaumaßnahmen.

6.	Endet das Mietverhältnis durch fristlose Kündigung des Vermieters, so haftet der Mieter für den Schaden, den der Vermieter dadurch erleidet, dass die Räume nach dem Auszug eine Zeitlang leer stehen oder billiger vermietet werden müssen. Die Haftung dauert bis zur Beendigung dieses Vertrages. Sie endet vorzeitig, wenn der Vermieter es unterlässt, sich um einen geeigneten Nachmieter zu bemühen, wobei die Kosten der Bemühungen des Vermieters vom Mieter zu tragen sind (z. B. Inseratkosten, Zeitaufwand, eventuelle Reisekosten etc.). Der Vermieter darf einen Nachmieter nur verweigern, wenn hierfür ein wichtiger Grund vorliegt. Ein wichtiger Grund liegt insbesondere dann vor, wenn der Nachmieter keine ausreichende Bonität besitzt.

5. Mietpreis

1.	Die Miete für den Mietgegenstand ist nach Monaten bemessen und besteht aus der Nettomiete, der Nebenkostenvorauszahlung und der jeweils hierauf entfallenden Umsatzsteuer. Die monatliche Nettomiete beträgt: € 3.335,00 zuzüglich Umsatzsteuer.

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2.	Der Mieter trägt sämtliche Betriebs- und Nebenkosten, die durch die Nutzung des Mietgegenstandes entstehen, gemäß der Anlage Nebenkosten (die “Nebenkosten”). Soweit möglich werden die Nebenkosten vom Mieter direkt mit den Leistungsuntemehmen abgerechnet. Es sind daher keine Nebenkostenvorauszahlungen zu leisten. Sollten doch Nebenkosten (Versicherung, Grundabgaben etc.) dem Vermieter berechnet werden, sind diese dem Vermieter innerhalb von 30 Tagen nach Rechnungsvorlage zu erstatten.

3.	Die Umsatzsteuer ist in der jeweils gesetzlich geltenden Höhe zu entrichten, bei Abschluss des Vertrages 19%. Der Vermieter optiert gemäß § 9 UStG zur Umsatzsteuer. Dem Mieter ist bekannt, dass diese Umsatzsteueroption des Vermieters nur unter den in § 9 Abs. 2 UStG genannten Voraussetzungen zulässig ist. Der Mieter bestäigt, Untemehmer im umsatzsteuerrechtlichen Sinn zu sein. Wenn und soweit die Umsatzsteueroption von den Finanzbehöirden nicht anerkannt wird, hat der Vermieter dem Mieter korrigierte Rechnungen auszuhändigen; der Mieter verpflichtet sich seinerseits, die entsprechende Korrektur seines Vorsteuerabzugs für die betreffenden Zeiträume vorzunehmen. Dies ist cntsprechend anzuwenden, sofern das Anerkenntnis nur für Teiltflächen verweigert wird.

6. Zahlung des Mietzinses

1.	Die Miele ist monatlich im Voraus, spätestens am 3. Werktag eines Monats fallig. Der Mieter ermächtigt den Vermieter die Nettomiete durch Einzugsermächtihtigug von dem vom Mieter anzugebenden Konto einzuziehen. Wenn der Vermieter dem Mieter mitteiit, dass er die Miele trotz Einzugsermächtigung nicht einzieht, zahlt der Mieter diese auf das vom Vermieter anzugebende Konto, und zwar so rechtzeitig, dass sie dem Konto bis zum 3. Werktag eines Monats gutgeschrieben wird.

2.	Bei Zahlungsverzug ist der Vermieter berechtigt Verzugzinsen, in Höhe von 5 Prozentpunkten iiber dem Basiszinssatz, der von der Bundesbank halbjährlich bestimmt wird, zu verlangen.

3.	Befindet sich der Mieter mit der Zahlung der Miele in Verzug, so sind Zahlungen, sofern der Mieter sie nicht anders bestimmt, zunächst auf etwaige Kosten, dann auf die Zinsen und zuletzt auf die Hauptschuld, und zwar zunächst auf die ältere Schuld, anzurechnen.

4.	Konto des Mieters:

Kontobezeichnung (lnhaber):	Lionbridge Deutschland GmbH
Institut:	Commerzbank Wuppertal
B L Z:	300 800 00
Konto-Nr.:	221310200

7. Mietsicherheit

Es wird vom Mieter keine Mietsicherheit geschuldet.

8. Zentralheizung

Der Mietcr ist verpflichtet, die Sammelheizungsanlage auf eigene Kosten zu betreiben. D. h. die laufenden Kosten zahlt der Mieter direkt an den Versorger.

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9. Haftungsausschluss

1.	Der Vermieter haftet nicht für Schäden, die ein Mangel des Mietobjektes an Sachen des Mieters verursacht es sei denn der Mangel war bei Abschluss des Mietvertrages vorhanden. Soweit die Haftung des Vermieters nach Absatz 1 Verschulden voraussetzt, bleibt seine Haftung für grobe Fahrlässigkeit sowie für Vorsatz von diesem Haftungsausschuss unberührt. Im Übrigen gelten die gesetzlichen Bestimmungen.

2.	Der Vermieter haftct nicht für Kosten, die dem Mieter durch Umstellung von Stadt- auf Erdgas, Stromart und -Spannung oder Veränderungen des Wasserdruckes entstehen, es sei denn, er hat diese zu vertreten.

3.	Die mit dem Umbau des Mietgegenstandes einhergehenden Belastungen für den Mieter dürfen ein für den Mieter zumutbares Maß nicht übersteigen. Besonders geräusch- oder immissionsintensive Arbeiten sind in den frühen Morgenstunden (7.30 Uhr bis 9.30 Uhr) oder nach 17.00 Uhr vorzunehmen. Der Zugang zu den genutzten Teilen des Mietgegenstandes muss jederzeit gewährleistet sein.

10. Ausbau, Instandhaltung und Nutzung der Mietfläche

I.	Will der Mieter Urn- oder Einbauten für seine Zwecke vomehmen, so bedarf er hierzu der schriftlichen Zustirnrnung des Vermieters. Das selbe gilt für eine Umstellung der Beheizungsart. Für etwa bei Umbauarbeiten eintretende Schäden sowie für die Einhaltung baupolizeilicher Vorschriften haftet der Mieter. Etwa notwendige Genehmigungen hat der Mieter auf seine Kosten einzuholen.

2.	Der Vermieter verpflichtet sich während der Mietzeit zur lnstandhaltung und Instandsetzung der Mieträume sowie zur Instandhaltung der Sammelheizung, der Fahrstühle und Versorgungsleitungen (Elektrizität, Gas, Wasser u.a.), soweit letztere mitvermietet sind. Für den Geschäftsbetrieb des Mieters erforderliche Erweiterungen und Verstärkungen der Versorgungsleitungen dürfen nur nach vorheriger schriftlicher Zustimmung des Vermieters vorgenornrnen werden.

3.	Die Schönheitsreparaturen in den Mieträumen sind Verpflichtung des Mieters. Ferner hat der Mieter zerbrochene lnnen- und Außenscheiben in den Mieträumen auf eigene Kosten zu erneuem.

4.	Der Mieter übernimmt während der Mietdauer die Instandsetzung des Mietgegenstandes nach der folgenden Maßgabe und hat die hierfür entstehenden Kosten zu tragen. Die Kosten für auch ohne Verschulden des Mieters notwendige Reparaturen am oder im Mietobjekt hat der Mieter bis zur Höhe von € 1.500,00 je Fall, € 5.000,00 maximal pro Jahr zu tragen. Die Beträge verstehen sich als Nettobeträge zuzüglich der jeweils geltenden gesetzlichen Umsatzsteuer. Im Übrigen trägt der Vermieter die Kosten.

5.	Verstopfungen von Toiletten und anderen Abflussleitungen hat der Mieter sofort auf seine Kosten beseitigen zu lassen. Sollte sich bei der Verstopfung nicht feststellen lassen, welcher Mieter diese verschuldet hat, wird der Vermieter den Schaden beseitigen lassen, und zwar zu Lasten sämtlicher Mieter, deren Mieträume an dem jeweiligen Abflussstrang angeschlossen sind.

6.	Für jede schuldhafte Beschädigung der Mietsache und des Hauses sowie sämtlicher zum Hause oder den Räumen gehörenden Anlagen und Einrichtungen ist der Mieter verantwortlich, sowie die Beschädigung von ihm oder seinen Angehörigen, Mitarbeitern, Untermietem, Besucher, Lieferanten oder Handwerkem verursacht worden ist.

7.	Entsteht durch Verstopfung, Offenlassen von Wasserhähnen oder Ähnliches eine Überschwernmung, so hat der Mieter, in dessen Räumen die Überschwernmung schuldhaft verursacht worden ist, für die Wiederherstellung sowie für alle Schäden aufzukommen, welche am Hause oder den Mitbewohnern durch die Überschwernmung entstehen.

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8.	Wenn der Mieter einen Schaden feststellt, ist er verpflichtet, diesen Schaden unverzüglich dem Vermieter anzuzeigen. Für eine durch nicht rechtzeitige Schadenanzeige verursachten weiteren Schaden ist der Mieter ersatzpflichtig.

11. Ausbesserungen und bauliche Veränderungen durch den Vermieter

1.	Der Vermieter darf Ausbesserungen und bauliche Veränderungen, die zur Erhaltung des Hauses oder der Mieträume, zur Abwendung drohender Gefahren oder zur Beseitigung von Schäden notwendig werden, auch ohne Zustimmung des Mieters vomehmen.

2.	Für Arbeiten und bauliche Maßnahrnen, die nicht notwendig, doch zweckmäßig sind, insbesondere die Modemisierung des Gebäudes oder der Einsparung von Heizenergie dienen, und bei Wertbesserungs- oder Energiesparmaßnahmen benachrichtigt der Vermieter den Mieter zwei Monate vor Beginn der Maßnahrne über deren Beginn und voraussichtlichen Dauer. Soweit erforderlich muss der Mieter bei Durchführung dieser Arbeiten mitwirken, z.B. durch vorübergehende Umräumung der Möbel, entfernen von Einbauten usw. Verletzt der Mieter diese Pflichten, so haftet er dem Vermieter für etwa entstehende Mehrkosten. Der Vermieter ist verpflichtet, die Arbeiten zügig durchführen zu lassen.

3.	Soweit der Mieter die Arbeiten dulden muss, kann er nur dann die Miete mindem, ein Zurückhaltungsrecht ausüben oder Schadenersatz verlanden, wenn es sich urn Arbeiten handelt, die den Gebrauch der Räume zu dem vereinbarten Zweck ganz oder teilweise ausschließen oder erheblich beeinträchtigen.

12. Betreten der Mieträume durch den Vermieter

Dem Vermieter oder von lhm beauftragten ist das Betreten der Mieträume in angemessenen Abständen nach Ankündigung während der üblichen Geschäftszeiten gestattet.

13. Aufstellen von Maschinen, Lagerung von Gcgenständen, Abstellen von Fahrzeugen

1.	Vor dem Aufstellen von Maschinen, schweren Apparaten und Geldschränken in den Mieträumen hat sich der Mieter über zulässige Belastungsgrenzen der Stockwerkdecken beim Vermieter zu erkundigen und dessen schriftliche Zustimmung einzuholen. Für Schäden, die durch Nichtbeachtung dieser Bestimmungen eintreten, haftet der Mieter. Ergeben sich durch die Maschinen nachteilige Auswirkungen für das Gebäude, Erschütterungen, Risse usw., so kann der Vermieter die erteilte Erlaubnis widerrufen.

2.	Außerhalb der Mieträume dürfen keinerlei Gegenstände (Kisten, Waren und dergleichen) abgestellt oder gelagert werden. Ausgenommen hiervon sind Kinderwagen, die allerdings zu keiner Versperrung im Treppenhaus führen dürfen. Erteilt der Vermieter in Ausnahrnefällen seine Zustimmung zu einer solchen Lagerung, so haftet der Mieter für alle hierdurch entstehenden Schäden.

3.	Werden durch Transporte des Mieters Hof, Durchfahrt, Flur oder Treppen verunreinigt, so ist der Mieter verpflichtet, für unverzügliche Säuberung zu sorgen.

14. Zahlungsrückstand, Aufrechnung, Minderung

1.	Der Vermieter kann ohne Einhaltung einer Kündigungsfrist kündigen, wenn der Mieter für mindestens zwei Mietzahlungstermine mit der Entrichtung des Mietzinses in Höhe von insgesarnt mindestens zwei Nettomonatsmieten im Verzuge ist (vgl. 4 Ziffer 4. lit. c). Nebenkosten, die an den Vermieter zu zahlen sind, sind Teil des Mietzinses.

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2.	Eine Minderung der Miele ist ausgeschlossen, wenn durch Umstände, die der Vermieter nicht zu vertreten hat (z.B. Verkehrsumleitung, Straßensperrungen, Aufgrabungen für einen U-Bahntunnel usw.), die gewerbliche Nutzung der Micträume beeinträchtigt wird (z.B. Umsatz- und Geschäftsrückgang).

15. Untervcrmietung

1.	Zur Untervermietung oder sonstige Überlassung der vermieteten Räume an Dritte - ganz oder teilweise - bedarf der Mieter der vorherigen schriftlichen Zustimmung des Vermieters. Konzemverbundene Untemehmen (§§ 15 ff AktG) gelten nicht als Untermieter.

2.	Der Mieter tritt im Falle einer Untervermietung, Unterverpachtung oder sonstigen Überlassung des Mietobjektes im Ganzen oder teilweise die Forderung auf Zahlung des Untermietzinses, Pachtzinses oder sonstiger Vergütungen nebst Pfandrecht dem Vetmieter in Höhe von dessen Mietforderungen zur Sicherheit ab und verpflichtet sich, falls erforderlich, zur Durchführung weiter mitzuwirken. Der Untermietvertrag ist in jedern Fall offenzulegen.

3.	Die Zustirnmung darf nur verweigert werden, wenn hierfür ein wichtiger Grund vorliegt. Eine erteilte Zustimmung kann widerrufen werden, wenn in der Person oder dem Verhalten des Untermieters Gründe vorliegen, die den Vermieter zur fristlosen Kündigung des Mietverhältnisses berechtigen würden, falls diese Gründe in der Person oder im Verhalten des Mieters vorlägen. Verweigert der Vermieter die Erlaubnis zur Untervermietung, so ist das Recht zur vorzeitigen oder fristlosen Kündigung ausgeschlossen.

16. Schilder, Automaten, Markisen

1.	Der Mieter hat Anspruch auf das Anbringen von Werbetafeln. Der Mieter darf an der Außenfront des Hauses oder dessen Dach Schilder, Werbetafeln oder Schaukästen jeglicher Art anbringen. Etwaige behördliche Genehmigungen sind vom Mieter einzuholen. Er trägt alle mit der Anbringung oder Aufstellung verbundenen Kosten, Gebühren und Abgaben. Die Ausführung und die Art der Beschriftung sind mit dem Vermieter abzustimmen. Der Vermieter ist mit dem zurzeit vom Mieter angebrachten Schild mit dem Logo des Mieters an der Außenfront des Mietgegenstandes einverstanden.

2.	Der Mieter hat dafür einzustehen, dass Firmenschilder, Markisen und sonstige an den Außenwänden anzubringende Gegenstände sicher und in entsprechender Höhe angebracht werden, sodass jeder Sach- und Personenschaden vermieden wird. Für eintretende Schäden haftet der Mieter. Bei Beendigung des Mietverhältnisses oder bei Widerruf der Erlaubnis hat der Mieter den früheren Zustand auf seine Kosten wieder herzustellen.

17. Wegereinigung

Für den Winterdienst ist der Mieter verantwortlich.

18. Ansprüche bei Beendigung des Mietverhältnisses

1.	Bei Beendigung des Mietverhältnisses ist der Mietgegenstand ordnungsgemäß geräumt, gereinigt (besenrein) mit Zubehör zurückzugeben. Bei Auszug ist der Mieter verpflichtet vorhandene Bodenbeläge, insbesondere Teppichböden, fachmännisch gereinigt zurückzugeben, diese müssen jedoch nicht emeuert werden.

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2.	Bei Beendigung des Mietverhältnisses steht dem Vermieter das Recht zu, im Hinblick auf etwa getätigte Veränderungen oder Einbauten die Wiederherstellung des früheren Zustandes, wie er am 1. Januar 2013 (bzw. zum Zeitpunkt der Besitzübergabe) bestand, zu verlangen oder die vom Mieter geschaffenen Einbauten zu übemehmen. Entscheidet der Vermieter sich für die Übernahme, so ist das Wegnahmerecht des Mieters ausgeschlossen. Einen Anspruch auf Entschädigung für verbleibende vom Mieter geschaffene Einrichtungen erfolgt durch Zahlung einer angemessenen, am Zeitwert orientierten Entschädigung. Macht der Vermieter von seinem Übemahmerecht keinen Gebrauch und nimmt der Mieter die von ihm geschaffenen Einrichtungen weg, so hat er den Zustand, gemäß Satz 1 auf seine Kosten handwerksgerecht wieder herzustellen.

3.	Ziehl der Mieter vor Ablauf des Vertrages aus, so hat er einen Schlüssel dem Verrnieter sofort auszuhändigen. Der Vermieter ist berechtigt, sogleich Instandsetzungsarbeiten und Veränderungen in den Mieträumen vornehmen zu lassen. Ein Minderungsrecht aus diesem Grunde steht dem Mieter nicht zu.

19. Personenmehrheit als Mieter/Vermieter

l.	Mehrere Personen als Mieter und/oder Vermieter haften für alle Verpflichtungen aus dem Mietvertrag als Gesamtschuldner.

2.	Für die Rechtswirksamkeit einer Erklärung des Vermieters/Mieters genügt es, wenn sie gegenüber einem der Mieter/Vermieter abgegeben wird. Willenserklärungen eines Mieters/Vermieters sind auch für die anderen Mieter verbindlich.

20. Schriftform, salvatorische Klausel

1.	Alle Änderungen und Ergänzungen dieses Mietvertrags und alle sonstigen das Mietverhältnis betreffenden Erklärungen der Mietvertragsparteien haben schriftlich zu erfolgen und sind an die dem Vertragspartner zuletzt bekannt gegebene Anschrift zu richten. Auch eine Vereinbarung, die das Erfordemis der Schriftform aufhebt, hat schriftlich zu erfolgen.

2.	Sollte eine Bestimmung dieses Vertrags unwirksam sein oder werden, eine unzulässige Fristbestimmung oder eine Lücke enthalten, so bleibt die Rechtswirksamkeit der übrigen Bestimmungen hiervon unberührt. Es gilt in diesem Falle anstelle der unwirksamen Bestimmung eine wirksame Bestimmung als vereinbart, die dem von den Parteien Gewollten wirtschaftlich am Nächsten kommt. Das Gleiche gilt für den Fall einer Lücke. Im Falle einer unzulässigen Frist gilt das gesetzlich zulässige Maß.

3.	Den Parteien ist das gesetzliche Schriftformerfordernis der §§ 578, 550, 126 BGB bekannt. Die Parteien sind verpflichtet, auf jederzeitiges Verlangen einer Partei alle Handlungen vorzunehmen und Erklärungen abzugeben, die erforderlich sind, urn dem gesetzlichen Schriftformerfordernis zu genügen- insbesondere diesen Vertrag einschließlich sämtlicher Anlagen fest miteinander zu verbinden und eine solche feste Verbindung mit späteren Nachträgen, Änderungen und Ergänzungen herzustellen- und den Mietvertrag nicht unter Berufung auf die Nichteinhaltung der gesetzlichen Schriftform vorzeitig zu kündigen.

21. Sonstige Vereinbarungen

1.	Zwischen dem Mieter und Vermieter besteht die Bereitschaft eine Fläche von ca. 1.000 m2 nach erfolgter Projektierung durch den Vermieter für einen Zeitraum von zunächst 3 bis 5 Jahre anzumieten.

7

WE-Nr.:0471+001

2.	Die möglichen vertraglichen Konditionen können erst nach einer gemeinsamen Planung festgelegt werden.

3.	Ein Rechtsanspruch auf Durchführung der Erweiterung und deren Anmietung bestcht beiderseits nicht.

4.	Bei eventuell durchzuführenden Umbaumaßnahmcn in der Mietfläche vcrpflichtet sich der Vermieter, die für diesen Zweck genutzte Fläche im Verhältnis zur Gesamtfläche anteilig zu vergüten. Desweiteren werden die hierdurch entstehenden Verbräuche z. B. Strom und Wasser erfasst und ebenfalls vergütet. Geplante Umbauarbeiten werden im Vorfeld mit dem Mieter abgestimmt und schriftlich vereinbart.

Wuppertal, 20.09.2012
Lionbridge Deutschland GmbH
vertreten durch Frank Schramek

Wuppertal, 20.09.2012
Lionbridge Deutschland GmbH
vertreten durch Tom Spel

Wuppertal, 20.09.2012
Andreas Hennenberg

Wuppcrtal, 20.09.2012
Richard Hennenberg

8

WE-Nr.:0471+001

Notarial deed no. 1637 for 2012

PURCHASE AGREEMENT

Negotiated

in Wuppertal-Elberfeld, on September 20, 2012

Before the undersigned

Dr. Robert Thoma

Notary in Wuppertal-Elberfeld,

appeared:

1.	a) Mr. Frank Schramek, born on October 22, 1955,

b) Mr. Tom Spel, born on April 5, 1956,
both with the business address Oberdörnen 90+92 in 42283 Wuppertal, acting here as managing directors with joint authorisation to represent “Lionbridge Deutschland GmbH” based in Wuppertal and registered in the Commercial Register of Wuppertal Local Court under HRB 10313,

Tax ID No.:

- hereinafter referred to as the “Seller” -,

2.	a) Mr. Andreas Hennenberg, born on February 2, 1970,

b) Mr. Richard Hennenberg, born on February 19, 1947,

both with the business address Lohbachstr. 36 in 42553 Velbert,

Tax ID No.:

- hereinafter referred to as the “Buyers” -.

9

The party present mentioned under 1. a) provided proof of his identity by presenting his German passport.

The party present mentioned under 1. b) provided proof of his identity by presenting his Dutch passport.

The parties present mentioned under 2. are personally known to the notary.

The persons present, acting as stated, declared:

We conclude the following

P U R C H A S E   A G R E E M E N T

I.

Land register/current position

1.	Pages 10672 and 876A of the land register of Wuppertal Barmen Local Court were viewed on August 13, 2012. Here the following properties owned by the Seller are registered in the reference list:

a)	Property registered on page 10672

District Barmen

Consecutive no. 6, cadastral district 294 cadastral unit 10,
Building and open space,
Oberdörnen 90	size	1322 sqm

Consecutive no. 10, cadastral district 295 cadastral unit 16,
Building and open space,
Oberdörnen 90	size	883 sqm

Consecutive no. 11, cadastral district 295 cadastral unit 18,
Building and open space,
Oberdörnen 90	size	1 sqm

Consecutive no. 14, cadastral district 294 cadastral unit 57,
Building and open space,
Oberdörnen 90	size	360 sqm

b)	Property registered on page 876A

District Barmen

Consecutive no. 1, cadastral district 295 cadastral unit 116,
Building and open space,
Oberdörnen	size	5 sqm

Consecutive no. 2, cadastral district 295 cadastral unit 117,
Building and open space,
Oberdörnen 92	size	776 sqm

a) and b) are hereinafter also referred to as “Property” or “Object of the purchase”.

2.	The property is encumbered as follows in the land register:

Page 10672

Section II consecutive no. 4 -	Expropriation, laundry removal and mill channel wall load rights for the City of Wuppertal

consecutive no. 13 -	limited personal easement – transformer station right – for Wuppertaler Stadtwerke AG

Page 876 A

Section II consecutive no. 1 -	Mill channel wall load right for the City of Wuppertal

consecutive no. 2 -	Easement – joint use of the driveway for walking and driving -

Pages 10672 and 876A

Section III consecutive nos. 42 and 1 -	EUR 5,624,210.69 certified land charge for Dresdner Bank AG in Düsseldorf.

The easements of section II nos. 13 and 2 shall be taken over by the Buyers. The registered land charge shall not be taken over by the Buyers and shall be deleted in the land register. The consent to delete and the land charge certificate are already in the possession of the notary with no conditions attached.

The encumbrances of section II nos. 4 and 1 should also be deleted in the land register if possible; if it is not possible to delete them, they shall be taken over by the Buyers. The Seller shall make every reasonable effort to assist the buyers in the deletion.

3.	The owner registered in the land register is Mendez Deutschland GmbH, which has since changed its name to Lionbridge Deutschland GmbH and is registered in the Commercial Register of Wuppertal Local Court under HRB 10313. An application to make an appropriate amendment in the land register shall be made. The notary has been assigned this task.

II. Sale

The Seller is selling the property described in Section I with all the rights and obligations, the essential parts and the legal attachments to the Buyers who accept these; they shall be joint owners each with a  1/2 share.

III. Purchase price

1.	The purchase price is

EUR 550,000.00

- in words: Five hundred and fifty thousand euros -.

2.	The aforementioned purchase price is due and payable directly to the Seller when the following conditions have been met:

a)	the subsequently approved priority notice of conveyance in the land register has been guaranteed,

b)	the notary has in his possession all of the necessary official approvals - including any written confirmation concerning the non-exercising of municipal preferential purchase rights,

and also

c)	one week has passed since the Buyers’ receipt of written confirmation (registered letter with return receipt) from the notary that the above conditions for payment of items a) and b) have been met. The notary shall at the same time also send the Seller a copy of the aforementioned letter by regular letter.

The purchase price shall be due at the earliest on December 30, 2012.

3.	The purchase price is payable to the Seller.

4.	Payments to the Seller are to be made to its account no. at , in the name of .

Payment shall only be considered on time if the purchase price has been received in full in the aforementioned account of the Seller.

5.	If the Buyers do not pay the purchase price when it is due, they shall be in default of payment without the need for a separate reminder. They would then have to pay default interest in the amount of 5 percentage points p.a. above the respective base rate, currently 0.12%.

6.	The Buyers are jointly and severally liable debtors. The Buyers agree, each for himself and for reasons of required certainty, that they are jointly and severally liable for the payment of the purchase price and any default interest accumulated in the period since December 30, 2012 to the seller resulting from the immediate compulsory execution of this deed in the amount of their total respective assets. The Seller may be issued an executable copy of this deed at any time without the need for separate proof. The non-requirement of proof is not linked to a shift in the burden of proof for the action opposing the execution.

7.	In the event of non-payment or late payment, the Seller retains the legal right to withdraw. Partial payments are not deemed to be partial fulfilment.

8.	The Buyers intend to finance the purchase price by taking out a loan. The Seller undertakes to cooperate as the current owner in the registering of executable (§ 800 of the German Code of Civil Procedure (ZPO)) land charges for the object of the agreement in favour of German credit institutes up to the amount of the purchase price (any amount) in addition to the customary bank interest and additional payments. This duty of cooperation only exists if the following provisions agreed now by the parties are repeated in the deed for the registration of land charges:

a)	Security agreement: The land charge creditor may only utilise or retain the land charge as security if he has actually made payments with the effect of redemption on the purchase price owed by the Buyers. All other declarations of purpose, security and utilisation agreements in or outside this deed shall only apply when the purchase price has been paid in full and in any event from the transfer of ownership. From this time they are deemed to be for and against the Buyers as the new providers of security.

b)	Payment order: Until the full repayment of the purchase price, payments are to be made, insofar as they are required for release from encumbrances, directly to the land charge creditors, and for the rest exclusively to the Seller.

c)	Personal payment obligations, costs: The Seller assumes no personal liability in connection with the registration of land charges and shall not bear any of the associated costs.

d)	Continuation of the land charge: The registered land charge may remain after the transfer of ownership to the Buyers. All ownership rights and refund rights associated with it shall herewith with effect of full payment of the purchase price and in any event from transfer of ownership be assigned to the Buyers. A corresponding entry in the land register shall be approved.

The Seller grants the buyers with exemption from the restrictions of § 181 of the German Civil Code (BGB) the authority to represent him in all of the above legal proceedings and also to declare the consent to material compulsory execution including against the respective owner of the encumbered property. This authority only applies if the deed for the registration of land charges is certified (or drafted) by the official notary, his official deputy or official successor and the provisions agreed in sections a), b), c) and d) are repeated in the registration deed. The authority may be exercised before any necessary official approval is granted.

IV.

Other agreements

1.	The object of the purchase shall be sold as it stands and lies today. The Seller undertakes to manage the object of the purchase, or arrange for the object of the purchase to be managed, and maintain it in a proper manner up to and including the effective date. Actions which might have a negative impact on the value of the object of the purchase require the Buyers’ consent. The liability disclaimer as per § 9 para. 1 remains unaffected. In particular the Seller is under no obligation to take actions that increase the value of the building, to make improvements or repairs to the building or to make investments in the building. The Buyer has the right to withdraw from this agreement if the condition of the object of the purchase is affected between the date of the notarisation of this agreement and the effective date by a change that has a significant adverse effect. A change that has a significant adverse effect is assumed if the condition of at least a part of the object of the purchase has deteriorated to such an extent that the continuation of its current use for one or more of the lessees is effectively impossible for not inconsiderable parts of the building.

Any claims and rights of the Buyers relating to a material defect in the land and the building are excluded. This is also the case for a given surface area of the land and the rooms and for obvious and hidden material defects. This is not the case for claims for compensation for injury to life, body or health if the Seller is responsible for the breach of duty and compensation for other damages due to a deliberate or grossly negligent breach of duty by the Seller.

The Seller ensures that the object of the purchase has permission under planning and building laws for its current use.

The Seller undertakes to hand over to the buyer upon conclusion of the purchase agreement the building documents in its possession.

The Seller is unaware of any obligations under planning and building laws that have not been met, of harmful soil contamination or other significant defects which are not easily recognisable during an inspection. The Seller declares that he does not possess an energy certificate for the object of the purchase. The Buyers declare that they have not requested one; they waive their legal right regarding its presentation.

2.	The encumbrances and restrictions in section II of the land register and the underlying obligations shall be taken over by the Buyers. Easements not registered in the land register, restrictions relating to neighbours’ rights and any building encumbrances shall also be taken over by the Buyers; however the Seller is not aware of any such easements, restrictions or encumbrances.

Any claims and rights of the Buyers due to easements and building encumbrances that have not been registered are excluded. The Seller ensures that he has not made any declaration regarding the registration of a public encumbrance in accordance with the Building Code of North Rhine-Westphalia (Landesbauordnung NRW) The notary has advised the parties that the register of public encumbrances can be viewed beforehand at the municipality or building supervisory authorities.

The Seller undertakes to transfer the sold property free from encumbrances and restrictions under civil law that are not taken over as well as from interest, taxes and duties that are not taken over.

This does not apply for the freedom of the object of the purchase from legal preferential purchase rights, acquisition rights and any restrictions regarding changes.

3.	The ownership, use, risk and encumbrances including all of the insurance obligations concerning the object of the purchase and the general duties to maintain safety shall be transferred to the Buyers on January 1, 2013, though not before payment of the purchase price.

4.	There are no lease or tenancy agreements.

The object of the purchase is currently being used by the Seller. The Seller as the Lessee and the Buyers as the Lessor conclude herewith with effect of the transfer of ownership, i.e. from January 1, 2013 at the earliest and with the payment of the purchase price at the latest, and with a term of one year a commercial lease agreement for the entire property as per the lease agreement attached as Appendix 2. In this respect only the indirect ownership is transferred to the buyer. As long as the Buyers are the owners of the property, they shall not exercise their right to termination unless there is good cause.

5.	The notary advised that existing property insurances and in particular any fire insurance for the building shall be transferred by law with the transfer of all rights and duties to the Buyers. The buyers shall have an extraordinary right of termination only within one month after the change in ownership has been registered in the land register (§§ 95, 96 of the German Insurance Contract Act (VVG)). The Buyers undertake to assume the insurance premiums after the transfer. The Buyers shall be responsible for notifying the insurer. The Seller undertakes to maintain the insurance until the transfer of ownership and to pay the insurance premiums on time. The Seller shall notify the insurance companies of the sale of the object of the purchase immediately in writing. The Seller has the right and obligation to terminate the insurance policies after the transfer of ownership. The Buyers shall be responsible for insuring the object of the purchase from the date of transfer of ownership.

6.	The Seller guarantees that there are no tenancy agreements as per the German Controlled Tenancies Act (Wohnungsbindungsgesetz) or Second Housing Act (II. Wohnungsbaugesetz) linked to loan agreements.

7.	Charges for development, road construction, canal construction and water supply as well as claims for reimbursement associated with connection to public drainage and water supply systems in the development area currently existing in whole or in part shall be borne by the Seller; all charges relating to future development work shall be borne by the Buyers. This shall be the case irrespective of when the duty to pay charges originated and the decision regarding the charges was notified or a redemption agreement was concluded with the responsible municipality. Advance payments already made by the Seller shall be assigned to the buyer and are not to be refunded to the Seller.

The notary has advised that, irrespective of this agreement, in accordance with the German Federal Building Code (Baugesetzbuch) the owner of the property at the time the decision regarding the charges was notified is liable to contribution of the charges to the municipality and that the charges payable remain as a public encumbrance on the property.

8.	All of the costs associated with this deed and its enforcement including the costs and charges for the necessary private and official approvals and declarations in addition to land purchase tax shall be borne by the Buyers.

All release costs related to the land charge that is not taken over shall be borne by the Seller.

9.	The contracting parties are aware that the object of the purchase was brokered and verified by Alfred Vollmer Immobilien KG and Möbius Immobilien GmbH & Co. as a joint business.

The Seller has undertaken to pay a one-time verification fee in the amount of 3.57 % of the purchase price incl. statutory VAT to Möbius Immobilien GmbH & Co. The verification fee is due and payable upon completion of this agreement.

The Buyers have undertaken to pay a one-time brokerage fee in the amount of 3.57 % of the purchase price incl. statutory VAT to Alfred Vollmer Immobilien KG. The brokerage fee is due and payable upon completion of this agreement.

The notary has advised of the importance of this clause and in particular that this does not constitute an agreement for the benefit of a third party.

This clause was included in this agreement with the consent of the parties.

Alfred Vollmer Immobilien KG, Wuppertal, City-Centre and Möbius Immobilien GmbH & Co., Wuppertal, Schloßbleiche 34-40, shall each receive a copy of this agreement.

10.	In the event that this purchase agreement is rescinded or not implemented, the parties shall agree the provisions in the “Provisions for rescission” appended to this deed.

V.

Land register declarations

1.	The parties are in agreement with the purchase share stated in section II of this deed concerning the transfer of ownership. However, this declaration of conveyance expressly does not constitute consent to register or a request to register. The notary has been authorised by the parties involved, irrevocably, beyond his death and with exemption from the restrictions of § 181 of the German Civil Code (BGB) to declare this.

2.	The notary has been advised not to consent to or apply for the transfer of ownership in accordance with this authorisation before the Seller immediately confirms receipt of the purchase price in writing or alternatively the Buyers have provided proof with a bank certificate that the purchase price has been paid in full, though without any default interest.

3.	The parties consent to and request the deletion of all encumbrances registered in the land register and against any other jointly liable parties in accordance with the authority of the authorised persons.

4.	The parties consent to and request in order to secure the right to transfer of ownership that a priority notice is registered in favour of the Buyers that each shall have a 1/2 share.

They consent to and request now that this is deleted at the same time as the transfer of ownership subject to the condition that at this time in sections II and III of the land register no intervening entries have been made in the land register without the consent of the Buyers.

5.	The notary has the right to make separate and limited applications in relation to this deed and similarly to withdraw these.

6.	The parties authorise herewith

a)	Mr. Rolf Dahlmann, chief clerk,

b)	Ms. Jutta Münnich, notary assistant,

c)	Ms. Gisela Holthaus, notary assistant,

all of 42103 Wuppertal, Erholungstr. 14, with each and every one authorised to act alone and with exemption from the restrictions of § 181 of the German Civil Code (BGB), to repeat, supplement and amend all of the declarations, approvals and applications relating to this deed at the land registry if the agreements made here cannot otherwise be registered in the land registers.

They are furthermore authorised to consent to and request the deletion of the priority notice of conveyance in the land register if the Seller has declared its withdrawal privately in writing to the Buyers and has informed and confirmed in writing to the notary that it has not received the purchase price four weeks after it was due, and the buyers have not proved within 14 days of having been requested in writing by the notary that they have paid; the date upon which the notary’s letter is posted to the buyers is relevant for the deadline.

The land registry does not need to be provided with proof of the conditions of this authority. The authorised persons work under the instruction of the notary and shall not be personally liable. Any liability shall be borne solely by the notary.

VI.

Approvals, preferential purchase rights, information

1.	The parties were advised of the necessary and official approvals and that the respective body responsible for landscape planning in accordance with § 36 a of the Countryside Act of North Rhine-Westphalia (LG NRW) may be entitled to a preferential purchase right if stipulations have been made by a landscape plan (Landschaftsplan) for property in outlying or green areas.

An approval in accordance with the German Federal Building Code (Baugesetzbuch) is not necessary. The property is not protected by a preservation order.

2.	The notary has been instructed to inform the municipality of this agreement as to declare about the exercising of the preferential purchase and acquisition rights in accordance with the German Federal Building Code (Baugesetzbuch) and the respective body responsible for the landscape planning as to the Countryside Act of North Rhine-Westphalia and to accept waiver declarations on behalf of all of the parties.

If a preferential purchase or acquisition right is exercised or an official approval is refused or issued subject to a condition, the decision is to be delivered to the parties themselves, a copy for the notary being requested. For the rest, all of the necessary approvals and declarations which the notary has been instructed to obtain are reserved and shall become effective for all of the parties when they are received by the notary.

If an approval necessary for the agreement is refused or issued subject to a condition, the party adversely affected by this shall have the right to withdraw from this agreement within four weeks of the first official announcement.

3.	The parties were advised of the following:

a)	The Seller and Buyers are jointly and severally liable for the taxes relating to the property, the land purchase tax and the costs.

b)	Before the transfer of ownership, all of the necessary approvals, the clearance certificate from the tax office for the land purchase tax and the waiver declaration concerning the municipal preferential purchase and acquisition rights have to have been obtained.

c)	In the event of withdrawal, the Buyers’ consent is required to delete the priority notice of conveyance; however, the registration of the priority notice of conveyance should not be made dependent on the prior depositing of the purchase price.

d)	All contractual agreements require notarisation; supplementary agreements outside of this deed may result in the whole transaction becoming void.

4.	The parties to the agreement confirm that they were provided with a draft of this agreement at least 14 days before this notarisation and that the contents of this draft were consistent with the text negotiated here – except for individual pieces of information and any additions or corrections made in the negotiations.

5.	The notary has verified the contents of the land register by viewing the land register on August 13, 2012 and discussed these contents with the contracting parties.

6.	If a provision in this agreement should be or become ineffective, this shall not result in the agreement as a whole becoming ineffective. Instead the parties undertake to replace the ineffective provision with an agreed provision which is closest to the intended legal outcome and the desired economic result.

This transcript was read out to the parties present in the presence of the notary, approved by them and personally signed by them and the notary as follows:

1.	Appendix 2 […] to § XX

Provisions for rescission

1.1	The Buyers irrevocably consent herewith to the deletion of the priority notices of conveyance registered in their favour in the land register of Barmen (Wuppertal Local Court) page 10672 and page 876A.

1.2	The notary may only make use of the consent to delete specified in item 1, only make an application for the deletion on behalf of the parties and only issue extracts of original copies or certified copies of this transcript which contain the consent to delete specified in item 1 without further consent if both parties ask him to do so or one of the parties has informed him that it has made use of its right to withdraw from the contract.

1.3	If the Seller notifies the notary that it has made use of its right to withdraw, the notary has to advise the Buyers of the intended deletion by registered letter which is to be sent to the Buyers’ last known address; a copy of the Seller’s notification of its withdrawal is to be enclosed. The notary is instructed and authorised to make use of the consent to delete and to make an application for the deletion unless within three (3) months of this letter being sent the Buyers provide the notary with proof that an appeal has been lodged – including proof of the payment of the court costs – against the effectiveness of the Seller’s declaration of withdrawal.

1.4	If the above conditions are in place and the priority notice(s) of ownership has/have been requested, but is/are not registered in the land register, the notary is instructed to withdraw the application to register a priority notice of ownership instead of making an application to delete.

1.5	In the event of withdrawal by the Buyers, the notary is instructed and authorised to arrange for the priority notices to be deleted without delay and to make use of the consent to delete issued here and to submit this to the land registry and to apply for the deletion of the priority notices, if the Buyers have confirmed to him that they have been refunded a previously paid purchase price. Item 4 applies accordingly.

1.6	The conditions included in the above items 2 to 5 regarding the use and submission of the consent to delete are not to be reviewed by the land registry.

1.7	If the above conditions are not in place, the notary has to cross out the consent to delete contained in original copies or certified copies.

English translation provided for informational purposes only

Appendix 2

Lease Agreement for a Commercial Property

Between

Mr. Andreas Hennenberg and Mr. Richard Hennenberg, as joint owners each with a  1/2 share in the property, both with the business address Lohbachstr. 36, 42553 Velbert-Neviges hereinafter referred to as the “Lessor”

and

Lionbridge Deutschland GmbH, business address Oberdörnen 90+92 in 42283 Wuppertal-Barmen

represented by the managing directors

Mr. Frank Schramek and Mr. Tom Spel

hereinafter referred to as the “Lessee”

the following lease agreement is concluded:

Lease agreement

1.	On the site in 42283 Wuppertal-Barmen, Oberdörnen 90+92, the entire property (“Leased property”) shall be leased. The lease area and useful area totals approximately 4,000 m².

2.	The Lessee is already in possession of all keys to the property as he was the previous owner of the property.

Purpose of the lease

1.	The property is leased for use as an office and administrative building. The Lessee has made the necessary enquiries with the responsible authorities as to whether the desired use of the leased premises is legally possible before concluding the lease agreement.

2.	The Lessee must use the premises only for the purpose specified in item 1.

3.	Any change in the nature of the business requires the Lessor’s written approval.

4.	The Lessee leases the premises in their previously used condition.

Approval and change in use

1.	The Lessor assumes no liability for the necessary official approvals being issued for the intended use or the continuation of any approvals issued, unless the approvals are refused or revoked for reasons related solely to the condition or location of the leased property. Claims for compensation by the Lessee in accordance with § 536a of the German Civil Code (BGB) are excluded in any event. The Lessor’s liability for wilful intent and gross negligence remains unaffected.

English translation provided for informational purposes only

2.	The Lessee also has to meet the legal requirements to pursue its commercial activities at its own cost.

Term of lease, termination

1.	The lease agreement starts on January 1, 2013. It is concluded for a fixed period of one year, i.e. until December 31, 2013. It may not be ordinarily terminated during the fixed period of the lease. If the transfer of ownership in accordance with the purchase agreement should take place later than January 1, 2013, the start of the lease period shall be postponed accordingly. The parties both undertake to record the delayed start of the lease period in a supplement to this lease agreement.

2.	The lease agreement shall be extended by a further year, unless notice of termination is given 6 months before expiry of the respective lease term (i.e. if the lease agreement starts on January 1, 2013, notice of termination is given by June 30).

3.	Either party has the right to terminate the lease agreement without notice if the other party culpably breaches any obligations arising from this agreement to the extent that the continuation of the lease agreement is unreasonable for the party that has complied with the agreement.

4.	The Lessor has the right to terminate without notice in particular if

a.	an application has been made to open insolvency proceedings for the Lessee’s assets, and the application is not withdrawn or rejected within 14 days (unless the application is rejected for lack of assets);

b.	the application for insolvency is rejected for lack of assets;

c.	the Lessee is in arrears with the payment of two months’ net rent for longer than two months;

d.	the Lessee or the party that the Lessee has allowed to use the leased premises has, despite having received a warning from the Lessor, continued to use the property for 14 days after receiving the warning in a manner which significantly violates the rights of the Lessor or jeopardises the continuation of the commercial undertaking.

5.	If the lease agreement is terminated, for whatever reason, the Lessee shall hand over the premises in a clean and well-swept condition. If the Lessee has made structural changes after January 1, 2013, he must restore the premises to their old condition in accordance with § 18. For the rest, the Lessee shall not be responsible for end renovation or demolition measures.

6.	If the lease agreement ends due to termination without notice by the Lessor, the Lessee shall be liable for the damages which the Lessor suffers as a result of the premises being empty for a period following the move out or having to be leased out at a lower rent. The liability lasts until the termination of this agreement. It shall end early if the Lessor does not try to find a suitable new Lessee, whereby the Lessor’s costs of trying to find a new Lessee shall be borne by the Lessee (e.g. cost of advertisements, time, any travel expenses etc.). The Lessor may only refuse a prospective new Lessee if there is good cause for doing so. There shall be good cause in particular if the prospective new Lessee does not have a sufficient credit rating.

Rent

1.	The rent for the leased property is charged by the month and consists of the net rent, the advance payment for incidental costs and any applicable VAT. The net rent per month is EUR 3,335.00 plus VAT.

English translation provided for informational purposes only

2.	The Lessee bears all of the operating and incidental costs caused by the use of the leased property in accordance with the appendix Incidental costs (the “Incidental costs”). As far as possible, incidental costs are settled directly with the service provider by the Lessee. Therefore no advance payments for incidental costs are to be made. However, if incidental costs (insurance, land tax etc.) are charged to the Lessor, these shall be refunded to the Lessor within 30 days of the invoice being presented.

3.	VAT shall be paid at the applicable statutory rate, 19 % at the time the agreement was concluded. The Lessor has taken the VAT option in accordance with § 9 of the German VAT Act (UStG). The Lessee is aware that the Lessor is only allowed to take the VAT option under the conditions specified in § 9 para. 2 of the UStG. The Lessee confirms that it is a business in terms of the UstG. If and to the extent that the VAT option is not recognised by the tax authorities, the Lessor shall have to issue corrected invoices to the Lessee; the Lessee undertakes on its part to make the corresponding adjustments to its input tax deductions for the periods concerned. This shall apply accordingly if the tax authorities only refuse to recognise the VAT option for parts of the leased property.

Payment of rent

1.	The rent is due for payment in advance on a monthly basis, by no later than the third working day of the month. The Lessee shall authorise the Lessor to deduct the net rent by way of a direct debit mandate from the account to be specified by the Lessee. If the Lessor informs the Lessee that it has not deducted this rent despite having an direct debit mandate, the Lessee shall pay this into an account to be specified by the Lessor in good time so that it is credited to the account by the third working day of the month.

2.	In the event of default of payment, the Lessor has the right to demand default interest in the amount of 5 percentage points above the base rate, which is determined by the Bundesbank (German Central Bank) on a half-yearly basis.

3.	If the Lessee defaults on its payment of rent, payments are, unless the Lessee decides otherwise, to be charged up against any costs, then against the interest and finally against the principal debt, and in the first instance against the older debt.

4.	Lessee’s account:

Account name (owner)	: Lionbridge Deutschland GmbH

Bank	: Commerzbank Wuppertal

Bank code	:300 800 00

Account no.	:221 310 200

Rent deposit

No rent deposit is owed by the Lessee.

Central heating

The Lessee must run the central heating system at its own cost.

i.e. the Lessee shall pay the running costs directly to the utilities provider.

English translation provided for informational purposes only

Liability disclaimer

1.	The Lessor shall not be liable for damage to the Lessee’s property which is caused by a defect in the leased property, unless the defect existed at the time the lease agreement was concluded. Insofar as the Lessor’s liability as per paragraph 1 requires it to be at fault, its liability for gross negligence and wilful intent shall remain unaffected by this liability disclaimer. For the rest the legal regulations apply.

2.	The Lessor shall not be liable for costs caused to the Lessee due to a switch from town gas to natural gas, in the type of electricity and electricity voltage or changes in water pressure, unless he is responsible for this.

3.	Inconveniences caused to the Lessee associated with the conversion of the leased property may not exceed a level which is reasonable for the Lessee. Particularly noisy or immission-intensive work must take place in the early morning hours (between 7.30 and 9.30 hours) or after 17.00 hours. Access to the used parts of the leased property must be ensured at all times.

Extension, maintenance and use of the leased area

1.	If the Lessee wants to carry out renovation or installation work for its purposes, the Lessor’s written consent is required. The same applies for any switch in the type of heating. The Lessee shall be liable for any damage that occurs during renovation work and for compliance with building inspection regulations. The Lessee has to obtain any necessary approvals at his own cost.

2.	The Lessor undertakes during the period of the lease to maintain and repair the leased premises and maintain the central heating, the lifts and utility pipes (electricity, gas, water etc.), provided these are included in the lease. Extensions and improvements to utilities pipes required for the Lessee’s business operations may only be made after the Lessor has given its prior written consent.

3.	The Lessee is responsible for cosmetic repairs in the rented premises. The Lessee also has to replace broken internal and external panes in the leased premises at its own cost.

4.	The Lessee shall maintain the leased property during the term of the lease in accordance with the following provisions and has to bear the costs incurred for this. The Lessee has to bear the costs of any necessary repairs, including those for which the Lessee is not responsible, to the or in the leased property up to an amount of EUR 1,500.00 per case and a maximum of EUR 5,000.00 per year. The amounts are net amounts plus the applicable statutory VAT. For the rest, the Lessor shall bear the costs.

5.	The Lessee has to arrange for blockages of toilets and other discharge pipelines to be removed at its own cost. If it cannot be determined which Lessee is responsible for the blockage, the Lessor shall arrange for the blockage to be removed, at the cost of all of the Lessees whose leased premises are connected to the discharge pipeline.

6.	The Lessee shall be responsible for any culpable damage to the leased property and the building and any equipment and installations belonging to the premises, and the damage caused by himself or its members, employees, sublessees, visitors, suppliers or tradesmen.

7.	If a blockage, the leaving on of taps or the like causes flooding, the Lessee in whose premises the flooding was culpably caused has to pay for the restoration and all damage caused to the building or co-lessees by the flooding.

English translation provided for informational purposes only

8.	If the Lessee notices any damage, he must inform the Lessor of this damage immediately. The Lessee shall be liable for any further damage caused due to damage not being notified in good time.

Repairs and structural changes by the Lessor

1.	The Lessor may make repairs and structural changes that are necessary for the maintenance of the building or the leased premises, to prevent imminent danger or to repair damage without the consent of the Lessee.

2.	For any work and structural measures that are not necessary but are appropriate and in particular serve to modernise the building or save heating energy, as well as measures that increase value or save energy, the Lessor shall inform the Lessee two months prior of the measure’s start date and its likely duration. The Lessee must cooperate as far as necessary when this work is carried out, e.g. by temporarily rearranging the furniture, removing installations etc. If the Lessee is in breach of these obligations he shall be liable to the Lessor for any additional costs incurred. The Lessor must arrange for the work to be carried out quickly.

3.	If the Lessee has to tolerate such work, he may only reduce the rent, exercise a right of retention or demand compensation if the work prevents or significantly affects the use of the premises for the agreed purpose in whole or in part.

Lessor access to the leased premises

The Lessor or his representative is allowed to have access to the leased premises at appropriate intervals during normal business hours after giving advance notice.

Installation of machinery, storage of items, parking of vehicles

1.	Before installing machinery, heavy apparatus and safes in the leased premises, the Lessee must ask the Lessor about the maximum loads allowed on the floors and obtain written consent. The Lessee shall be liable for any damage incurred as a result of non-compliance with these provisions. If the machinery has an adverse impact on the building, causes vibrations, cracks etc., the Lessor may revoke the consent he has issued.

2.	No items (boxes, goods, and the like) may be placed or stored outside of the leased premises. This does not include prams, although these must not block the staircase. If the Lessor gives his consent to such storage in exceptional cases, the Lessee shall be liable for any damage caused as a result.

3.	If transports by the Lessee have dirtied the yard, passage, hall or staircase, the Lessee must ensure immediate cleaning.

Arrears, offsetting, reduction

1.	The Lessor may terminate the agreement without notice if the Lessee is in arrears with the payment of in total at least two months’ net rent for at least two rent payment deadlines (cf. § 4 item 4. letter c). Incidental costs that are to be paid to the Lessor are included in the rent.

2.	Any reduction in rent is excluded if the commercial use of the rented premises is adversely affected (e.g. decrease in sales and business) by circumstances for which the Lessor is not responsible (e.g. traffic diversions, road blocks, digging for a subway tunnel etc.).

English translation provided for informational purposes only

Subletting

1.	For the premises to be sublet or transferred in any other way to a third party, in whole or in part, the Lessee requires the Lessor’s prior written consent. Affiliated companies (§§ 15 ff. of the German Stock Corporation Act (AktG)) are not deemed to be sublessees.

2.	In the event of any subletting, subleasing or any other transfer of the leased property in whole or in part, the Lessee assigns the claim for payment of rent from subletting, subleasing or other payment including right of lien in the amount of the rent receivable to the Lessor as a security deposit and undertakes, if required, to further contribute to its realisation. The subletting agreement must be disclosed in any event.

3.	Consent may only be refused if there is good cause for doing so. Any consent given may be revoked if the person or conduct of the sublessee provided good cause for the Lessor to terminate the lease agreement without notice if it were the person or conduct of the Lessee. If the Lessor refuses to give its consent to subletting, the right to early termination or termination without notice is excluded.

Signs, vending machines, awnings

1.	The Lessee has the right to mount billboards. The Lessee may mount signs, billboards or showcases of any kind on the exterior of the building or its roof. Any official approval is to be obtained by the Lessee. He alone shall bear all of the costs, charges and duties associated with the mounting or installation. The design and style of the inscription must be agreed with the Lessor. The Lessor approves the sign with the Lessee’s logo currently mounted by the Lessee on the exterior of the leased property.

2.	The Lessee has to ensure that company signs, awnings and other objects to be mounted on the external walls are mounted securely and at an appropriate height so that any damage to property and injury to persons is prevented. The Lessee shall be liable for any damage that occurs. If the lease agreement is terminated or the consent is revoked, the Lessee has to restore the previous condition at his own cost.

Clearance of paths

The Lessee is responsible for the winter service.

Claims when the lease agreement is terminated

1.	When the lease agreement is terminated, the leased property is to be handed over in a duly cleared and cleaned (well-swept) condition with fixtures and fittings. When moving out, the Lessee must return existing floor coverings, in particular carpets, professionally cleaned. They do not need to be replaced.

2.	When the lease agreement is terminated, the Lessor has the right, with regard to any changes or installations made, to demand that the previous condition as at January 1, 2013 (or at the time of transfer of ownership) is restored or to take over the installations made by the Lessee. If the Lessor decides to take over the installations, the Lessee’s right of removal is excluded. An appropriate compensation for any remaining installations made by the Lessee shall be paid on a present value basis. If the Lessor does not make use of his right to take over and the Lessee takes away the installations made, he must professionally restore the condition as per clause 1 at his own cost.

English translation provided for informational purposes only

3.	If the Lessee moves out before the agreement expires, he must hand over the keys to the Lessor immediately. The Lessor has the right to immediately arrange for maintenance work and changes in the leased premises. The Lessee shall not have the right to reduction for this reason.

Multiple Lessees/Lessors

1.	If there are multiple Lessees and/or Lessors, all shall be jointly and severally liable for the obligations arising from the lease agreement.

2.	For a declaration by the Lessor/Lessee to be effective in law, it shall suffice if it is delivered to one of the Lessees/Lessors. Declarations of intent by one Lessee/Lessor shall also be binding for the other Lessees.

Written form, severability clause

1.	Any amendments and additions to this lease agreement and all other declarations made by the parties concerning the lease agreement have to be made in writing and are to be sent to the address last known by the party. Any agreement cancelling this requirement of the written form also has to be made in writing.

2.	If a provision in this agreement should be or become ineffective or contain an inadmissible deadline provision or a loophole, the legal effectiveness of the remaining provisions shall remain unaffected by this. In this case the ineffective provision shall be replaced by an agreed effective provision which is closest in economic meaning to what the parties had intended. The same applies in the case of a loophole. In the case of an inadmissible deadline, the deadline permitted by law shall apply.

3.	The parties are aware of the legal requirement of the written form of §§ 578, 550, 126 of the German Civil Code (BGB). The parties must, at the request of any party made at any time, take all actions and make all of the declarations that are necessary to satisfy the legal requirement of the written form – in particular to firmly attach this agreement and all of its appendices to one another and to add to this any later supplements, amendments and additions – and not terminate the lease agreement early invoking non-compliance with the legal requirement of the written form.

Other agreements

1.	The Lessee and Lessor are willing to conclude a lease agreement for an area of approximately 1,000 m2 following project planning by the Lessor for an initial period of between 3 to 5 years.

2.	The possible contractual terms and conditions cannot be specified until a joint plan has been established.

3.	Neither side has a legal right to enforce the expansion and the lease.

4.	In the event of any conversion work to be carried out in the leased area, the Lessor undertakes to pay for space used for this purpose on a pro-rata basis in proportion to the total area. Furthermore, the use of utilities e.g. electricity and water, shall be recorded and also be paid for. Planned conversion work shall be agreed beforehand with the Lessee and confirmed in writing.

English translation provided for informational purposes only

Wuppertal, September 20, 2012
Lionbridge Deutschland GmbH
represented by Frank Schramek

Wuppertal, September 20, 2012
Lionbridge Deutschland GmbH
represented by Tom Spel

Wuppertal, September 20, 2012
Andreas Hennenberg

Wuppertal, September 20, 2012
Richard Hennenberg